Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700
InfuSystem Announces Operational and Financial Results for Fourth Quarter and Full Year 2023
Full Year 2023 vs. Full Year 2022:
Record Net Revenues: $125.8 million, a 14% increase
Patient Services Revenue: $76.5 million - Device Solutions Revenue: $49.2 million, increases of 11% and 20%
Adjusted EBITDA (non-GAAP): $22.4 million, an 8% increase
Five Year CAGR: Net Revenues 13% and Adjusted EBITDA 10%

Rochester Hills, Michigan, March 14, 2024 – InfuSystem Holdings, Inc. (NYSE American: INFU), (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the fourth quarter and full year ended December 31, 2023.
Fourth Quarter Overview:
•Net revenues totaled $31.8 million, an increase of 10% vs. prior year.
◦Patient Services net revenue was $19.2 million, an increase of 9% vs. prior year.
◦Device Solutions net revenue was $12.6 million, an increase of 13% vs. prior year.
•Gross profit was $16.7 million, an increase of 8% vs. prior year.
•Gross margin was 52.6%, a decrease of 1.3% vs. prior year.
•Operating income was $1.3 million, an increase of 21% vs. prior year.
•Net income of $0.1 million, or $0.00 per diluted share.
•Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $6.2 million, an increase of 12% vs. prior year.
Full Year Overview:
•Net revenues totaled $125.8 million, an increase of 14% vs. prior year.
◦Patient Services net revenue was $76.5 million, an increase of 11% vs. prior year.
◦Device Solutions net revenue was $49.2 million, an increase of 20% vs. prior year.
•Gross profit was $63.1 million, an increase of 4% vs. prior year.
•Gross margin was 50.2%, a decrease of 4.9% vs. prior year.
•Operating income was $4.1 million, an increase of 147% vs. prior year.
•Net income of $0.9 million, an increase of $0.9 million vs. prior year.
•Earnings per share of $0.04 per diluted share vs. $0.00 per diluted share in the prior year.
•Adjusted EBITDA was $22.4 million, an increase of 8% vs. prior year.
•Net cash provided by operations was $11.2 million.
•Company liquidity totaled $45.6 million, as of December 31, 2023.

Management Discussion

Richard DiIorio, Chief Executive Officer of InfuSystem, said, “2023 marked a year of outstanding execution and tremendous achievements, delivering our fifth consecutive year of record revenue with strong organic growth of 14% - beating our guidance. We delivered another year of excellent performance with operating income up 147%, a dramatic improvement in our net income and solidifying key partnerships that are significantly expanding our markets and growth opportunities going forward. The continued strength in both our service platforms resulted in strong growth of 11% for Patient Services and 20% for Device Solutions for the year. For the fourth quarter we achieved another milestone delivering our eighth consecutive quarter of record revenue with solid top-line growth of 10% driven by 13% growth in Device Solutions and 9% growth in Patient Services. Overall, I am proud of our notable accomplishments in 2023. The sustained momentum reflects our team’s ability to focus and successfully execute our strategic priorities while providing our patients and partners with high service levels and I am honored to be part of this great team.”

“Additionally, we continued to show strength in our core oncology business with record patient treatments resulting in solid growth of 8%, along with our wound care business increasing more than 262% driven by our leases/sales of NPWT medical equipment for the year,” continued Mr. DiIorio. “Importantly, our biomedical service business essentially completed the on-boarding process of medical devices for our key global partner resulting in significant revenue of approximately $9.6 million for the year. Our next growth driver will be in wound care with our strategic partner Sanara MedTech through our joint venture, SI Wound Care. We expect to generate meaningful revenue in 2025, as we continue building our back-office systems and training our sales and revenue cycle teams. Our goal is to address unmet medical needs by delivering a complete wound care solution that promotes healing for the treatment of chronic and acute wounds for patients in long-term care and skilled nursing facilities. We are excited about the positive outlook for our business.”

“As we look to 2024, we have built conservative assumptions into our full year guidance with revenue growth estimated to be in the high-single-digit range and our Adjusted EBITDA margin estimated to be in the high-teens, exceeding our margin of 17.8% in 2023. We will look to update and refine our guidance as we move throughout the year. Going forward, we are highly focused on operational excellence and expect to significantly expand our Adjusted EBITDA, cash flows and profitability. InfuSystem has an unwavering commitment to help people live healthier and longer lives, which gives us the confidence to successfully enhance our share of the market within acute care and wound care and driving sustainable long-term growth that will propel us in the coming years,” concluded Mr. DiIorio.
2023 Fourth Quarter Financial Review
During fiscal year 2023, we reviewed our cost classifications, primarily related to our pumps, pump parts, accessories, and services that were previously classified within general and administrative expenses. Based upon this review, we concluded that certain of these costs were direct costs that were more appropriately classified as costs of revenues. As a result, we have reclassified certain of these costs within our Consolidated Statements of Operations and Comprehensive Income beginning in fiscal year 2021. These costs are now presented within costs of revenues as opposed to general and administrative expense. The reclassification did not impact revenues, operating income, net income, or earnings per share.
As a result of the costs reclassification described above, costs of revenues increased by $0.6 million and $2.0 million for the three months and year ended December 31, 2022, respectively. Additionally, general and administrative expense decreased by $0.6 million and $2.0 million for the three-month period and year ended December 31, 2022, respectively.
Net revenues for the quarter ended December 31, 2023 were $31.8 million, an increase of $2.9 million, or 10%, compared to $28.8 million for the quarter ended December 31, 2022. The increase was attributable to both the Patient Services and Device Solutions Segments.
Patient Services net revenue of $19.2 million increased $1.5 million, or 9%, during the fourth quarter of 2023 as compared to the same prior year period. This increase was primarily attributable to additional treatment volume in the Oncology Business, revenue from sales-type leases of NPWT pumps, improved third party payer collections on billings and higher average prices. Net revenue in the Oncology Business for the fourth quarter of 2023 increased by $1.6 million, or 10%, compared to the same prior year period. Wound Care, which increased by $0.2 million, or 106%, compared to the same prior year period, mainly due to increased sales of equipment on sales-type leases, partially offset by lower treatment volumes.
Device Solutions net revenue of $12.6 million increased $1.4 million, or 13%, during the fourth quarter of 2023 as compared to the prior year period. This increase included higher biomedical services revenue which increased by $2.1 million, or 98%. The increased biomedical revenue was mainly attributable to increased revenue from the master services agreement that we entered into with a leading global healthcare technology and diagnostic company in April 2022. This increase was partially offset by decreased sales of medical equipment totaling $0.9 million, or 36%. Lower equipment revenue reflected different timing of large orders in 2023 as compared with 2022 when there was a shift favoring the fourth quarter. Equipment sales during 2023 were more level over the year.
Gross profit for the fourth quarter of 2023 of $16.7 million increased $1.2 million, or 8%, from $15.5 million for the fourth quarter of 2022. The increase was driven by the increase in net revenues offset partially by a lower gross profit as a percentage of net revenue (“gross margin”). Gross margin was 52.6% during the fourth quarter of 2023 as compared to 53.9% during the same prior year period, a decrease of 1.3%. Gross profit increased in the Patient Services segment but was lower in the Device Solutions segment. Similarly, gross margin increased in the Patient Services segment and decreased in Device Solutions segment.
Patient Services gross profit was $12.6 million during the fourth quarter of 2023, representing an increase of $1.4 million compared to the same prior year period. The improvement reflected an increase in net revenues and a higher gross margin, which increased from the same prior year period by 2.2% to 65.6%. The higher gross margin was the result of improved third party payer collections on billings and improved coverage of fixed costs from the higher net revenue.
Device Solutions gross profit during the fourth quarter of 2023 was $4.1 million, representing a decrease of $0.2 million, or 5%, compared to the same prior year period. This decrease was due to a decrease in gross margin partially offset by higher net revenue. The Device Solutions gross margin was 32.8% during the current quarter, which was 6.0% lower than the prior year. This decrease was due to an increase in labor costs related to an increase in the number of biomedical technicians and other expenses associated with the rapid on-boarding of the master services agreement described above. Some of the additional labor costs include training activities and other labor expenses associated with building a larger team in order to have the capacity required to support much higher planned revenue volume. Over time, higher revenue levels are expected to absorb a portion of the increased labor costs and result in an improved gross margin. Other increased expenses associated with the on-boarding ramp, which include increased travel expenses and employee acquisitions costs, are expected to decrease in the future. We currently estimate that the additional expenses incurred during the fourth quarter of 2023 that will either be absorbed or reduced totaled approximately $0.9 million.
Selling and marketing expenses for the fourth quarter of 2023 were $3.7 million, representing an increase of $0.8 million, or 25%, as compared to the fourth quarter of 2022. Selling and marketing expenses as a percentage of net revenues during 2023 was 11.7% representing an increase of 1.4% compared to the prior year period. This increase was primarily related to an increase in sales commission earned during the fourth quarter of 2023 as a result of higher than planned net revenue. Our commission plans pay out on a progressive scale based on set revenue quotas. During 2023 actual revenue amounts exceeded quota thresholds more than during 2022.
General and administrative (“G&A”) expenses for the fourth quarter of 2023 were $11.5 million, an increase of 3% from $11.2 million for the fourth quarter of 2022. The increase of $0.3 million was largely due to an increase in management bonus expense. The operating metrics used to measure performance under the plan improved during 2023 as compared to 2022. As a result, management bonus expense increased by $0.9 million during 2023 as compared to 2022. General and administrative expenses as a percentage of net revenues decreased by 2.6% to 36.2% compared to 38.7% in the prior year period. This decrease reflected an improved coverage of fixed costs from higher net revenues.
Net income for the fourth quarter of 2023 was $0.1 million, or $0.00 per diluted share, compared to $0.1 million, or $0.01 per diluted share for the fourth quarter of 2022.
Adjusted EBITDA, a non-GAAP measure, for the fourth quarter of 2023 was $6.2 million, or 19.4% of net revenue, and increased by $0.7 million, or 12.4%, compared to Adjusted EBITDA for the same prior year quarter of $5.5 million, or 19.0% of prior period net revenue.
Balance sheet, cash flows and liquidity
During the year ended December 31, 2023, operating cash flow decreased to $11.2 million, a $6.3 million or 36% decrease as compared to operating cash flow during the same prior year period. The decrease was primarily due to higher working capital levels related to the increase in net revenues and partially reflected lower operating margins during the period, primarily during the first quarter, resulting from the additional biomedical labor expenses in the Device Solutions segment.

Capital expenditures, which include purchases of medical devices, totaled $11.1 million during the year ended December 31, 2023 which was $4.0 million, or 26%, lower than the amount purchased during 2022. This decrease reflected the fact that revenue growth during 2023 favored products, such as biomedical services, that do not require the purchase of medical devices. Offsetting capital expenditures were proceeds from the sale of medical equipment totaling $4.4 million during 2023 and $3.6 million during 2022.

On April 26, 2023, the Company amended its 2021 Credit Agreement, which, as amended, features $75.0 million revolving line of credit, does not include any term indebtedness, and matures on April 26, 2028. On May 11, 2023, the Company entered into a rate swap agreement to fix the amount of interest expense for $20 million of the outstanding borrowings under the loans with a termination date matching the new credit agreement maturity date. Two interest rate swaps existing prior to the amendment date were settled. As of December 31, 2023, available liquidity for the Company totaled $45.6 million and consisted of $45.4 million in available borrowing capacity under the new revolving line of credit plus cash and cash equivalents of $0.2 million. Net debt, a non-GAAP measure (calculated as total debt of $29.1 million less cash and cash equivalents of $0.2 million) as of December 31, 2023 was $28.9 million representing a decrease of $4.1 million as compared to net debt of $33.0 million as of December 31, 2022 (calculated as total debt of $33.2 million less cash and cash equivalents of $0.2 million). Our ratio of Adjusted EBITDA to net debt (non-GAAP) for the last four quarters was 1.29 to 1.00 (calculated as net debt of $28.9 million divided by Adjusted EBITDA of $22.4 million). We maintain a low balance of cash in our bank accounts to achieve maximum cash efficiency due to the fact that our bank debt is an all-revolver facility which allows us to use any excess operating cash to pay down our revolving lines each day.
Fiscal Year 2024 Guidance

InfuSystem is providing annual guidance for the full year 2024 with net revenue growth estimated to be in the high-single-digit range and forecasting Adjusted EBITDA margin (non-GAAP) to be in the high-teens, exceeding the Company's margin of 17.8% in 2023. The Company intends to update its annual guidance throughout the year.

The full year 2024 guidance reflects management’s current expectation for operational performance, given the current market conditions. This includes our best estimate of revenue and Adjusted EBITDA and does not include any material revenue from SI Wound Care LLC. The Company and its businesses are subject to certain risks, including those risk factors discussed in our most recent annual report on Form 10-K for the year ended December 31, 2022, filed on March 16, 2023. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.
Conference Call
The Company will conduct a conference call for all interested investors on March 14, 2024, at 9:00 a.m. Eastern Time to discuss its fourth quarter and full year 2023 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.

To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (877) 344-7529 or (412) 317-0088, replay access code 2665790, through Thursday, March 21, 2024.
Non-GAAP Measures
This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and net debt. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled "GAAP to Non-GAAP Reconciliation" below.
About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American: INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The first platform is Patient Services, providing the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The Patient Services segment is comprised of Oncology, Pain Management and Wound Therapy businesses. The second platform, Device Solutions, supports the Patient Services platform and leverages strong service orientation to win incremental business from its direct payer clients. The Device

Solutions segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair. Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.
Forward-Looking Statements
The financial results in this press release reflect preliminary results, which are not final until the Company’s annual report on Form 10-K for the year ended December 31, 2023 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, growth initiatives, objectives and prospects, future operating or financial performance, guidance and expected new business relationships and the terms thereof. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our ability to successfully execute on our growth initiatives, our ability to enter into definitive agreements for new business relationships on expected terms or at all, the uncertain impact of the COVID-19 pandemic, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.
Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.
FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except share and per share data)	2023	2022	2023	2022

Net revenues	$31,771	$28,830	$125,785	$109,914
Cost of revenues	15,060	13,299	62,676	49,354
Gross profit	16,711	15,531	63,109	60,560

Selling, general and administrative expenses:
Amortization of intangibles	247	369	990	2,494
Selling and marketing	3,717	2,963	12,654	12,259
General and administrative	11,497	11,170	45,377	44,153

Total selling, general and administrative	15,461	14,502	59,021	58,906

Operating income	1,250	1,029	4,088	1,654
Other expense:
Interest expense	(503)	(426)	(2,170)	(1,402)
Other expense	(20)	(53)	(67)	(122)

Income before income taxes	727	550	1,851	130
Provision for income taxes	(655)	(443)	(979)	(112)
Net income	$72	$107	$872	$18
Net income per share
Basic	$—	$0.01	$0.04	$—
Diluted	$—	$0.01	$0.04	$—
Weighted average shares outstanding:
Basic	21,189,579	20,717,042	21,024,382	20,648,818
Diluted	21,758,959	21,390,007	21,646,079	21,547,306

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEGMENT REPORTING
(UNAUDITED)

	Three Months Ended December 31,		Better/ (Worse)
(in thousands)	2023	2022

Net revenues:
Patient Services	$19,159	$17,621	$1,538
Device Solutions (inclusive of inter-segment revenues)	14,284	12,822	1,462
Less: elimination of inter-segment revenues	(1,672)	(1,613)	(59)
Total	31,771	28,830	2,941
Gross profit (inclusive of certain inter-segment allocations) (a):
Patient Services	12,577	11,182	1,395
Device Solutions	4,134	4,349	(215)
Total	$16,711	$15,531	$1,180
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

	Years Ended December 31,		Better/ (Worse)
(in thousands)	2023	2022

Net revenues:
Patient Services	$76,541	$68,881	$7,660
Device Solutions (inclusive of inter-segment revenues)	55,825	47,506	8,319
Less: elimination of inter-segment revenues	(6,581)	(6,473)	(108)
Total	125,785	109,914	15,871
Gross profit (inclusive of certain inter-segment allocations) (a):
Patient Services	47,800	43,433	4,367
Device Solutions	15,309	17,127	(1,818)
Total	$63,109	$60,560	$2,549
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(UNAUDITED)
NET INCOME TO EBITDA, ADJUSTED EBITDA, NET INCOME MARGIN AND ADJUSTED EBITDA MARGIN:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2023	2022	2023	2022

GAAP net income	$72	$107	$872	$18
Adjustments:
Interest expense	503	426	2,170	1,402
Income tax provision (benefit)	655	443	979	112
Depreciation	2,897	2,735	11,518	10,866
Amortization	247	369	990	2,494

Non-GAAP EBITDA	$4,374	$4,080	$16,529	$14,892

Stock compensation costs	1,275	589	4,074	3,825
Medical equipment reserve (1)	428	186	1,501	1,162
SOX readiness costs	—	—	—	110
Management reorganization/transition costs	—	577	72	633
Certain other non-recurring costs	76	41	190	123

Non-GAAP Adjusted EBITDA	$6,153	$5,473	$22,366	$20,745

GAAP Net Revenues	$31,771	$28,830	$125,785	$109,914
Net Income Margin (2)	0.2%	0.4%	0.7%	—%
Non-GAAP Adjusted EBITDA Margin (3)	19.4%	19.0%	17.8%	18.9%
(1)Amounts represent a non-cash expense (recovery) recorded to adjust the reserve for missing medical equipment and is being added back (deducted) due to its similarity to depreciation. Amounts for the prior period, which were not previously included in the calculation of Adjusted EBITDA, have been included for comparability.
(2)Net Income Margin is defined as GAAP Net Income as a percentage of GAAP Net Revenues.
(3)Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(in thousands, except par value and share data)	December 31, 2023	December 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$231	$165
Accounts receivable, net	19,830	16,871
Inventories, net	6,402	4,821
Other current assets	4,157	2,922

Total current assets	30,620	24,779
Medical equipment for sale or rental	3,049	2,790
Medical equipment in rental service, net of accumulated depreciation	34,928	39,450
Property & equipment, net of accumulated depreciation	4,321	4,385
Goodwill	3,710	3,710
Intangible assets, net	7,446	8,436
Operating lease right of use assets	6,703	4,168
Deferred income taxes	9,115	9,625
Derivative financial instruments	1,442	1,965
Other assets	1,581	80

Total assets	$102,915	$99,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,009	$8,341
Other current liabilities	7,704	6,126

Total current liabilities	15,713	14,467
Long-term debt, net of current portion	29,101	33,157
Operating lease liabilities, net of current portion	5,799	3,761

Total liabilities	50,613	51,385

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value: authorized 200,000,000 shares; 21,196,851 shares issued and outstanding as of December 31, 2023, and 20,781,977 shares issued and outstanding as of December 31, 2022	2	2
Additional paid-in capital	109,837	105,856
Accumulated other comprehensive income	1,088	1,489
Retained deficit	(58,625)	(59,344)

Total stockholders’ equity	52,302	48,003

Total liabilities and stockholders’ equity	$102,915	$99,388

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended December 31,
(in thousands)	2023	2022

OPERATING ACTIVITIES
Net income	$872	$18
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	(261)	87
Depreciation	11,518	10,866
Loss on disposal of and reserve adjustments for medical equipment	1,726	1,933
Gain on sale of medical equipment	(2,887)	(2,183)
Amortization of intangible assets	990	2,494
Amortization of deferred debt issuance costs	120	73
Stock-based compensation	4,074	3,825
Deferred income taxes	633	19
Changes in assets - (increase)/decrease:
Accounts receivable	(2,363)	(1,153)
Inventories	(1,581)	(882)
Other current assets	(1,235)	(387)
Other assets	(2,798)	(135)
Changes in liabilities - increase/(decrease):
Accounts payable and other liabilities	2,415	2,942
NET CASH PROVIDED BY OPERATING ACTIVITIES	11,223	17,517

INVESTING ACTIVITIES
Acquisition of business	—	—
Purchase of medical equipment	(10,093)	(14,094)
Purchase of property and equipment	(1,024)	(982)
Proceeds from sale of medical equipment, property and equipment	4,383	3,598
NET CASH USED IN INVESTING ACTIVITIES	(6,734)	(11,478)

FINANCING ACTIVITIES
Principal payments on long-term debt	(55,499)	(42,035)
Cash proceeds from long-term debt	51,552	42,022
Debt issuance costs	(229)	—
Cash payment of contingent consideration	—	(750)
Common stock repurchased as part of share repurchase program	(153)	(5,459)
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(1,158)	(1,193)
Cash proceeds from exercise of options and ESPP	1,064	1,355
NET CASH USED IN FINANCING ACTIVITIES	(4,423)	(6,060)

Net change in cash and cash equivalents	66	(21)
Cash and cash equivalents, beginning of period	165	186
Cash and cash equivalents, end of period	$231	$165